Filed Nevada Secretary of State

C3888-97

May 15, 2000


                               ARTICLES OF MERGER

         Pursuant to the provisions of the Nevada Revised Statutes, the undersigned corporations hereby submit the following Articles of Merger for filing for the purpose of merging OMNI ACQUISITION CORPORATION, a Nevada corporation ("OMNI"), into TIDELANDS OIL & GAS CORPORATION, a Nevada corporation ("TIDELANDS").

                                    ARTICLE I

         The Plan of Merger provides for merging OMNI into TIDELANDS. It has been approved, adopted, certified and acknowledged by each of the corporations in accordance with the laws of Nevada. The plan of merger is on file at the principal place of business which is P.O. Box 270234, Corpus Christi, TX 78247. A copy of the agreement of merger will be furnished on request and without cost to any shareholder of any corporation that is a party to the merger.

         A.       OMNI was organized under the laws of Nevada.
         B.       TIDELANDS was organized under the laws of Nevada.

                                   ARTICLE II

         The merger was duly approved by the unanimous consent of the directors of TIDELANDS and OMNI. The shareholder of OMNI approved the merger by unanimous consent. A single class of common stock was entitled to vote totaling 5,000,000 shares all of which voted for the merger. This consent was sufficient for approval of the plan of merger. No Tidelands shareholder vote was required.

                                   ARTICLE III

         The surviving corporation will be TIDELANDS OIL & GAS CORPORATION, a Nevada corporation. The disappearing corporation will be OMNI ACQUISITION CORPORATION, a Nevada corporation.

         DATED this 5th day of May, 2000.

TIDELANDS OIL & GAS CORPORATION

By: /s/ Michael R. Ward                    By: /s/ Royis Ward
   ---------------------                      ----------------------
Name:   Michael Ward                       Name:   Royis Ward
Title:  President                                  Title: Secretary


ARTICLES OF MERGER: 2

OMNI ACQUISITION CORPORATION



By:   /s/ Michael R. Ward           By:   /s/ Michael R. Ward
   ---------------------------         ----------------------
Name:     Michael Ward              Name:     Michael Ward
Title:    President                 Title:    Secretary


STATE OF TEXAS              )
                            )   ss:
County of Nueces            )

         On this 11th day of May, 2000, personally appeared before me Michael Ward and Royis Ward known to me to be the corporate officers who subscribed their names above on behalf of each corporation, in their capacities as the stated officers, and who signed this instrument as the free and voluntary act and deed of the corporations for the uses and purposes set forth therein.

                                        /s/ Stacy L. McWhorter
                                       -----------------------
                                       NOTARY PUBLIC in and for the
                                       State of Texas.  Residing at:
                                       Commission expires: 1/21/04